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Exhibit 10.24

January 15, 2008

Gerald Bruce
3465 Byron Drive
P.O. Box 783
Doylestown, PA 18901

Dear Gerald:

        The purpose of this Separation Agreement ("Agreement") is to confirm the terms of your separation of employment from NitroMed, Inc. ("NitroMed" or "the Company"),(1) The date of your actual separation shall be deemed to be the "Separation Date". The economic benefits to be provided to you under this Agreement are contingent on your agreement to and compliance with the provisions of this Agreement, including your signing of this Agreement.

        1.     Separation.    Your employment with NitroMed will separate on March 15, 2008 (the "Separation Date"). You acknowledge that from and after the Separation Date you shall have no authority to represent yourself as an employee or agent of NitroMed, and you agree not to represent yourself in the future as an employee or agent of NitroMed.

        2.     Prior Agreements.    The parties acknowledge that: (i) you are a participant in the NitroMed, Inc. Executive Severance Benefit Plan, as amended, (the "Executive Severance Plan") the terms of which are set out in related Summary Plan Description, a copy of which is attached hereto as Exhibit A; and (ii) that you are party to a Change of Control Agreement (the "Change of Control Agreement"), a copy of which is attached hereto as Exhibit B, the terms of both agreements being incorporated herein by reference. You acknowledge and agree that should you voluntarily terminate your employment (except for a "Good Reason" termination as that term is defined in the Change of Control Agreement) prior to the designated Separation Date, or should you be terminated from employment for "cause" as that term is defined in either the Executive Severance Benefit Plan or the Change of Control Agreement, as applicable, then you shall not be entitled to any of the severance or other economic benefits provided for in such agreements, nor shall you otherwise have any entitlement to any form of severance pay or other economic benefits. Notwithstanding the foregoing, should there be a Change of Control as that term is defined in the Change of Control Agreement subsequent to the Separation Date but prior to December 31, 2008, then NitroMed shall provide you with the economic benefits otherwise provided for in Section 4.2(a)(i).

        3.     Other Benefits.    NitroMed further agrees to continue to pay for a housing allowance on terms previously agreed to through June, 2008, such amount to be paid on a monthly basis. Pursuant to a letter dated April 3, 2006 NitroMed also agrees to pay you a one time cash payment of $30,000 to help offset future relocation costs.

        4.     Acknowledgements.    You acknowledge and agree that this Agreement and the Transition Pay and Benefits to be provided to you are not intended to, and shall not constitute a severance plan and shall confer no benefit on anyone other than NitroMed and you. You acknowledge and agree that any Transition Pay and Benefits provided for herein are contingent on your execution and compliance with this Separation Agreement. You further acknowledge that except for: (i) any earned and unpaid regular salary for services performed through the Separation Date, (ii) 2007 bonus in an amount to be determined solely by NitroMed and (iii) accrued and unused vacation pay earned through the Separation Date which shall be paid on or about the Separation Date, you have been paid and provided all wages, vacation pay, holiday pay and any other form of compensation or up to the Separation Date and except as otherwise described above.

(1)
Except for the obligations set forth in Section 2 which shall be solely the obligations of NitroMed, Inc., whenever the term NitroMed is otherwise used in this Agreement (including, without limitation, Section 7), it shall be deemed to include NitroMed, Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities, and its and their directors, officers, employees, agents, successors and assigns.

        5.     Unemployment Benefits.    If you remain unemployed at the conclusion of the Transition Period, you may seek unemployment benefits (from the applicable state depending on your location) as a result of the termination of your employment from NitroMed. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by NitroMed. NitroMed agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits, and further agrees that it will not take a position that would interfere with your ability to obtain unemployment benefits as a result of the cessation of your employment with NitroMed.

        6.     Stock.    Your entitlement, if any, to exercise stock options and/or to shares of stock are governed solely and exclusively by the NitroMed's Amended and Restated 2003 Stock Incentive Plan and related stock option and restricted stock agreements, and any agreements signed by you in connection with the same. Except as may be provided therein, you acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other stock options under any stock option plan (of whatever name or kind) or to acquire and/or purchase any NitroMed stock pursuant to any plans or agreements that you participated in or were eligible to participate in during your employment with NitroMed.

        7.     Other Agreements By You.

          (i)    You will promptly return to NitroMed all property and documents of NitroMed in your custody and possession. You hereby reaffirm your obligations set forth in the NitroMed, Inc. Inventions and Non-Disclosure Agreement previously executed between NitroMed and you (a copy of such agreement is being provided to you concurrently with this Agreement), which agreement is incorporated herein by reference. You further agree to abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of NitroMed's trade secrets and/or confidential and proprietary documents and information.

          (ii)   You agree that from and after the Separation Date, you will make yourself available to NitroMed, upon reasonable notice, either by telephone or, if NitroMed believes necessary, in person to assist NitroMed in any matter relating to the services performed by you during your employment with NitroMed including, but not limited to, transitioning your duties. You further agree that you will cooperate fully with NitroMed in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of NitroMed, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include, without limitation, your being available to meet with NitroMed to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting NitroMed. NitroMed will reimburse you for all reasonable, documented, out-of-pocket expenses incurred by you in cooperating with NitroMed pursuant to this Section 7. You further agree that should an individual representing a party adverse to the business interests of NitroMed (including, without limitation, anyone threatening any form of legal action against NitroMed) contact you (directly or indirectly), you will promptly (within 48 hours) inform Matthew Ebert of NitroMed, of that fact.

          (iii)  You agree that except for your obligations under this Section 7, all information relating in any way to the subject matter of this Agreement, including the existence and provisions of this Agreement, will be held confidential by you and will not be publicized or disclosed to any person (other than an immediate member of your family or your legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations), other than a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law. You further agree that you will not make any statements that are disparaging about or adverse to the business interests of NitroMed (including its directors, officers, and employees) or which are intended to harm the reputation of

2

  NitroMed including, but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of NitroMed.

        Your breach of any obligation contained in this Section 7 will constitute a material breach of this Agreement.

        8.     Release of Claims.    You further hereby acknowledge and agree that by signing this Agreement, you are waiving your right to assert any form of legal claim against NitroMed (as defined in footnote no. 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the Separation Date or the Effective Date, whichever is later. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against NitroMed seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys' fees and any other costs) against NitroMed up through and including the Separation Date or the Effective Date, whichever is later. You understand that there could be unknown or unanticipated Claims resulting from your employment with NitroMed and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

        Without limiting the foregoing general waiver and release, you specifically waive and release NitroMed from any Claims arising from or related to your employment relationship with NitroMed or the termination thereof, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts or any other state where you worked for NitroMed) or federal discrimination statute (including but not limited to the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964), fair employment practices or other employment related statute, regulation or executive order, as each may have been amended through the date on which you sign this letter agreement); (ii) Claims under any other state (including, without limitation, Massachusetts or any other state where you worked for NitroMed) or federal employment related statute (including but not limited to the Worker Adjustment and Retraining Notification [WARN] Act), regulation or executive order (as they may have been amended through the date on which you sign this letter agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation, Massachusetts or any other state where you worked for NitroMed) or federal common law theory; and (iv) any other Claim arising under other state or federal law.

        Notwithstanding the foregoing, this Section 8 will not release NitroMed from any obligation expressly set forth in this Agreement or with respect to distributions not yet made to you under the terms of NitroMed's 401(k) Savings Plan.

        It is NitroMed's desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. The release set forth in this Section 8 is intended to release any rights you may have against NitroMed alleging discrimination on the basis of age. Consistent with the provisions of OWBPA, you are being provided with certain information, in the chart provided to you concurrently with this Agreement, pertaining to the ages and job titles of employees who are affected and who are not affected by the reduction in force. In addition, you will have 45 days (or until February 29, 2008) to consider and accept the provisions of this Agreement. In addition, you may rescind your assent to this Agreement if, within seven days after the date you sign this Agreement, you deliver a written notice of rescission to NitroMed. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered

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in-hand within the seven-day period to Monica Weil at NitroMed, 45 Hayden Avenue, Lexington, Massachusetts 02421. On the eighth day following your execution of this Agreement (the "Effective Date"), it will become final and binding on all parties.

        Also, consistent with federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission ("EEOC"), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit NitroMed's right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or NitroMed's right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal discrimination laws.

        8.     Miscellaneous.    Except as expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between NitroMed and you in respect of your separation from NitroMed. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by NitroMed and you. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall take effect as an instrument under seal within the Commonwealth of Massachusetts. The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from NitroMed, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment and separation of your employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction. Both parties further agree that any such action, demand, claim or counterclaim shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

        By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither NitroMed nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

        If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to me.

NitroMed, Inc.

Sincerely,

/s/ Kenneth M. Bate Kenneth M. Bate By Its: President and Chief Executive Officer
Dated: February 21, 2008
Signed and Agreed To:

Dated: 2/21/2008
/s/ Gerald Bruce Gerald Bruce

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Exhibit A

NITROMED, INC.
EXECUTIVE SEVERANCE BENEFIT PLAN and
SUMMARY PLAN DESCRIPTION

Section 1:    Establishment and Purpose of Plan

        The NitroMed, Inc. (the "Company") Executive Severance Benefit Plan ("Plan") is hereby established to provide severance benefits to those categories of Company executives designated as Participants under the Plan by the Company's Board of Directors (the "Board") or the Compensation Committee thereof (the "Participants"), who are terminated on or after March 30, 2006 and prior to the termination of this Plan ("Covered Period") and entitled to benefits as provided herein. The Plan is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Section II:    Eligibility for Severance

        A Participant who is terminated during the Covered Period without Cause (as defined below) is eligible to receive severance benefits as described in Section III below (the "Severance Benefits"), except as otherwise provided below. A Participant shall not be eligible to receive the Severance Payment if he/she: (1) voluntarily terminates his/her employment; (2) refuses to accept other "Suitable Employment" (as defined below) that is offered by the Company; (3) is terminated for "Cause" (as defined below); (4) is eligible to receive severance pursuant to a severance provision contained in an individual offer letter (and has not agreed that the terms of this Plan shall supercede any such provision); or (5) is terminated under circumstances governed by his/her individual written change-of-control agreement. This Plan is not intended to, nor shall it, provide for any benefits in the event of termination of employment in anticipation of, in connection with, or following a Change in Control (as defined in the Company's standard Change in Control Agreement, which shall be the only source of such severance benefits).

        For the purpose of this Plan:

  "Cause" is determined by the Company in its sole discretion, and can include, but is not limited to, (i) any act or omission by the employee that may have an adverse effect on the Company's business or on the employee's ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations); or (ii) any misconduct or neglect of duties by the employee in connection with the business or affairs of the Company, including, but not limited to, misappropriation of Company assets, or failure to perform reasonable assigned duties. Nothing in this Plan shall be construed to provide any employee with a guarantee of employment and this Plan does not supersede the Company's policy of at will employment.

  "Suitable Employment" means any position of a comparable or higher base salary that is located within 50 miles of the facility where the Participant performed his/her principal duties for the Company immediately prior to termination.

Section III:    Severance Benefits

        Subject to the condition of execution of a Severance Agreement described in Section IV below, the Severance Benefits provided to eligible Participants who are terminated by the Company without Cause shall consist of, for the period of time and as otherwise set forth on Schedule A:

  1.
  salary continuation at the Participant's base rate of pay (as in effect immediately prior to termination, exclusive of any bonuses, commissions, overtime pay, or other extra forms of compensation and less applicable taxes and withholdings) (the "Severance Pay"); provided that the timing (although not the aggregate amount) of such salary continuation payments shall be adjusted by the Company to the extent necessary so that all payments shall be completed no later than the fifteenth (15th) day of the third (3rd) month of the calendar year following the calendar year in which termination of employment occurred; and provided further that, if the Company determines it necessary in order to ensure compliance with Section 409A, the Severance Pay may be paid in a lump sum; and

  2.
  contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on the same basis as the Company's contribution to Company-provided health and dental insurance coverage immediately before the Participant's termination, except that if the employee secures new employment, the Company's continued contributions toward health and dental coverage shall end when the new employment begins. Participants will be provided additional information regarding COBRA continuation costs and coverage following termination.

        The Severance Benefits shall commence within seven (7) business days of the date on which by its terms the Severance Agreement becomes a binding agreement between the Company and the Participant. However, notwithstanding any provision of this Plan to the contrary, if, at the time a Participant's employment is terminated, the Participant is a "specified employee" within the meaning of Section 409A(a)(2)(B)(ii) of the Code and the regulations thereunder and the Plan, then any payments under this Plan to the Participant that constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code shall be delayed by a period of six (6) months and (i) all payments that would have been made to the Participant during such six (6) month period shall be made in a lump sum in the seventh (7th) month following the date of termination and (ii) all remaining payments shall commence in the seventh (7th) month following the date of termination.

Section IV:    Severance Agreement and Release

        As a condition of receipt of a Severance Payment under the Plan, a Participant shall be required to timely sign and return a severance agreement and release in a form prepared by and satisfactory to, the Company (the "Severance Agreement") and to abide by the provisions of the Severance Agreement. Among other things, the Severance Agreement shall contain a release and waiver of any claims the employee or his/her representatives may have against the Company, its successors, affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. Participants are entitled and advised to consult an attorney of their own choosing prior to signing the Severance Agreement.

        The Severance Agreement must be signed and returned to the Company within seven (7) days from the date it is received (at which time it shall become a binding and irrevocable agreement between the Participant and the Company), except as otherwise provided below. Exceptions to this requirement are:

  A.
  Participants 40 or older on the date they receive the Severance Agreement and who are terminated pursuant to a group layoff shall have forty-five (45) days to review, sign and return the Severance Agreement.

  B.
  Participants 40 or older on the date they receive the Severance Agreement and who are not terminated pursuant to a group layoff shall have twenty-one (21) days to review, sign and return the Severance Agreement.

  C.
  In addition, all Participants 40 or older on the date they receive the Severance Agreement shall have seven (7) days to revoke the Severance Agreement after they sign it. If the Participant does not revoke the Severance Agreement within seven (7) days of signing it, the Severance Agreement shall become a binding and irrevocable agreement between the Participant and the Company. Revocations must be in writing and delivered to the Plan Administrator at:

        NitroMed, Inc.
        125 Spring Street
        Lexington, Massachusetts 02421

Section V:    Income Tax Withholding, Payroll Taxes, and Other Deductions

        The Company may withhold from any payment under the Plan: (1) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (2) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (3) such other amounts as appropriately may be withheld under the Company's payroll policies and procedures from time to time in effect (including, where applicable, the Participant's contributions to the cost of COBRA continuation coverage pursuant to Section III (2) above).

Section VI:    Section 409A

        All payments and benefits provided under this Plan are intended to either comply with or be exempt from Section 409A of the Code and this Plan shall be administered and construed accordingly. The Company makes no representations or warranty and shall have no liability to any Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section

Section VII:    Plan Administration

1.
Plan Administrator.    The Plan shall be administered by the Board. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board to the extent that the Board's powers or authority under the Plan have been delegated to such Committee. The Board shall serve as the Plan Administrator. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall be the "administrator" within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

        The Plan Administrator can be contacted at the following address:

        c/o Secretary
        NitroMed, Inc.
        125 Spring Street
        Lexington, Massachusetts 02421

2.
Decisions, Powers and Duties.    The Plan Administrator's decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) shall be binding on all persons. The Plan Administrator shall be the Named Fiduciary for purposes of ERISA.

  The Plan Administrator shall have such powers and discretion as are necessary to discharge its duties, including, but not limited to, interpretation and construction of the Plan, the determination of all questions of eligibility, participation and benefits and all other related or incidental matters, and such duties and powers of plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator shall decide all such questions in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its decision will be final and binding on the Participant, the Participant's spouse or other dependent or beneficiary and all other interested parties.

  The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

3.
Proof of Information.    The Plan Administrator may require that each Participant or other person submit, in such form as it shall deem reasonable and acceptable, proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.

4.
Records and Disclosures.    The Plan Administrator shall maintain such records as are necessary to carry out the provisions of the Plan. The Plan Administrator also shall make, or shall appoint one or more individuals employed by the Company to make, all disclosures which are required by ERISA and any subsequent amendments thereto.

5.
Mistakes.    If there has been a mistake in the amount of a Participant's benefits paid under the Plan, the mistake may be corrected by the Plan Administrator or its designee when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Plan Administrator (e.g., by offset against payments remaining to be paid or by payments between the Participant and the Company). In appropriate circumstances (as determined in the Plan Administrator's sole discretion), the Plan Administrator may waive the making of any correction.

6.
Expenses.    All costs and expenses incurred by the Board in administering the Plan.

7.
No Liability.    No director shall be liable for any action or determination relating to or under the Plan made in good faith.

8.
Integration with Statutory Pay or Benefits Requirements.    To the extent that any federal, state or local law, including, without limitation, so-called "plant closing" laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee's involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to satisfy any and all statutory obligations which may arise out of an employee's involuntary termination for the foregoing reasons and the Plan Administrator shall so construe and implement the terms of the Plan. The Plan Administrator will determine how to apply this provision, and may override other provisions of this Plan in doing so.

9.
Plan Name and Type.    The name of the severance program is the NitroMed, Inc. Executive Severance Benefit Plan. The program is intended to constitute an "Employee Welfare Benefits Plan" under Department of Labor Regulation Section 2510.3-2(b) and other applicable regulations and statutes. Accordingly, benefits hereunder shall not be contingent on retirement, shall not exceed twice the annual compensation of the employee participating in the Plan, and shall be completed within twenty-four (24) months of termination of employment. The program shall be construed and interpreted in a manner consistent with the foregoing intent.

10.
Funding.    Benefits shall be paid from the general assets of the Company and shall not be funded by trust or otherwise. Nothing herein shall be deemed to create a trust of any kind.

11.
Duration of Plan.    The Plan shall continue in force until all benefits are paid.

12.
Name and Address of Employer.    The Plan is sponsored by:

        NitroMed, Inc.
        125 Spring Street
        Lexington, Massachusetts 02421

13.
Claims Procedure.    Any Participant who believes he or she is entitled to severance benefits under the Plan which are not being paid may submit a written claim for payment to the Plan Administrator, care of the Company's Vice President of Human Resources. Any Participant otherwise entitled to benefits under this Plan must make such claim within sixty (60) days of termination of employment in order to be eligible for benefits. Any claim for benefits shall be in writing, addressed to the Plan Administrator and must be sufficient to notify the Plan Administrator of the benefit claimed. If the claim of a Participant is denied, the Plan Administrator shall within a reasonable period of time provide a written notice of denial to the Participant. The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim. Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary. The Participant may request in writing a review of a claim denied by the Plan Administrator and may review pertinent documents and submit issues and comments in writing to the Administrator, care of the Company's Vice President of Human Resources. The Plan Administrator shall provide to the Participant a written decision upon such request for review of a denied claim. The decision of the Plan Administrator upon such review shall be final.

14.
Drafting Errors.    If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and exclusive judgment of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

Section VIII:    Statement of ERISA Rights

        The following statement is required by federal law and regulations. ERISA provides that all program participants shall be entitled to:

        Examine, without charge at the Plan Administrator's office and at other specified locations, such as work sites, all program documents, and copies of all documents filed by the program with the U.S. Department of Labor, such as detailed annual reports and program descriptions.

  1.
  Obtain copies of all Plan documents and the Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for copies.

  2.
  Receive a copy of a summary of the program's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this Summary Annual Report.

  3.
  Obtain a statement advising the employee whether he or she has a right to receive benefits under the program and what benefits the employee may receive. This statement must be requested in writing and is not required to be given more than once a year. The Plan Administrator must provide the statement free of charge.

  4.
  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the program, have a duty to do so prudently and in the interest of program participants and beneficiaries. Employers nor any other person may fire an employee or otherwise discriminate against an employee in any way to prevent an employee from obtaining a benefit under the Plan or exercising the employee's rights under ERISA.

  5.
  If an employee's claim for a benefit is denied in whole or in part, the employee must receive a written explanation of the reason for the denial. The employee has the right to have the Plan Administrator review and reconsider the employee's claim. Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if the employee requests materials from the Plan Administrator and does not receive them within thirty (30) days, the employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

  6.
  If an employee's claim for benefits is denied or ignored, in whole or in part, the employee may file suit in a state or federal court. If the program fiduciaries misuse the program's funds, or if an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees.

  7.
  If an employee is successful, the court may order the person sued to pay costs and fees. If the employee loses, the court may order the employee to pay these fees (for example, if the claim is frivolous). Employees should contact the Plan Administrator concerning questions about the program. Employees who have any questions about this statement or rights under ERISA should contact the nearest area office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

Section IX:    Miscellaneous Provisions

1.
No Employment Rights.    Nothing in this Plan shall be construed to provide any employee with a guarantee of employment and does not supersede the Company's policy of at will employment.

2.
Governing Law.    The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.

3.
No Limitation Upon Rights of Company.    The Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes of its capital or business structure; to merge or consolidate; to dissolve or liquidate; or to sell or transfer all or any part of its business or assets.

4.
Entire Agreement.    This Plan is a consolidation, amendment, and restatement of, and supersedes any and all severance plans or separation policies applying to employees which may have been in effect throughout the Company prior to the effective date of this Plan, with the exception of individual written change in control agreements applicable to individual executives.

5.
Severability.    In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

6.
Non-Assignability.    No right or interest of any Participant shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy, provided, however, that this provision shall not be applicable in the case of obligations of a Participant to the Company.

7.
Amendment or Termination.    The Company reserves the right to modify, amend or terminate the Plan in whole or in part at any time. Such amendment, modification or termination shall be effected by a written instrument executed by an authorized officer of the Company. However, in no event shall such amendment, modification or termination reduce or diminish any severance benefits owing under the Plan for terminations of employment prior to the date of such amendment or termination without the consent of the Participant to whom the benefits are owed.

SCHEDULE A

        Severance benefits shall be provided to Participants as described in the NitroMed Executive Severance Benefit Plan (the "Plan") and Summary Plan Description, as follows:

          1.     Executives who have been designated at the level of Senior Vice President or higher by the NitroMed Board of Directors or its Compensation Committee shall be provided salary continuation and contributions to the cost of COBRA coverage pursuant to Section III of the Plan, and subject to the terms the Plan, for a period of twelve (12) months from a covered termination of employment.

          2.     Executives who have been designated at the level of Vice President or higher by the NitroMed Board of Directors or its Compensation Committee shall be provided salary continuation and contributions to the cost of COBRA coverage pursuant to Section III of the Plan, and subject to the terms the Plan, for a period of six (6) months from a covered termination of employment.

AMENDMENT NO. 1 TO
NITROMED, INC.
EXECUTIVE SEVERANCE BENEFIT PLAN

        Pursuant to Section IX, Clause 7 of the NitroMed, Inc. Executive Severance Benefit Plan (the "Plan"), the Plan be, and hereby is, amended as set forth below. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

        1.     Section III, Clause 1 of the Plan is hereby deleted in its entirety and the following is substituted in its place:

    "1.
    salary continuation at the Participant's base rate of pay (as in effect immediately prior to termination, exclusive of any bonuses, commissions, overtime pay, or other extra forms of compensation and less applicable taxes and withholdings) (the "Severance Pay"); provided that, if the Company determines it necessary in order to ensure compliance with Section 409A, the Severance Pay may be paid in a lump sum; and"

        2.     Clause 2 of Schedule A to the Plan is hereby deleted in its entirety and the following is substituted in its place:

    "2.
    Executives who have been designated at the level of Vice President or higher by the NitroMed Board of Directors or its Compensation Committee shall be provided salary continuation and contributions to the cost of COBRA coverage pursuant to Section III of the Plan, and subject to the terms of the Plan, for a period of six (6) months from a covered termination of employment. If such an executive remains unemployed throughout and at the conclusion of the initial six month period referenced in the preceding sentence, such executive shall be provided salary continuation and contributions to the cost of COBRA coverage pursuant to Section III of the Plan, and subject to the terms of the Plan, for an additional period of six (6) months; provided, however, that if at any time during such additional six month period such executive becomes reemployed with another employer, the benefits provided pursuant to this paragraph shall terminate immediately."

        3.     Except as herein provided, all other terms and conditions of the Plan remain unchanged and in full force and effect.

NITROMED, INC.

By:	/s/ Kenneth M. Bate
Name:	Kenneth M. Bate
Title:	Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

Exhibit B

NITROMED, INC.

Agreement

        THIS AGREEMENT by and between NitroMed, Inc., a Delaware corporation (the "Company"), and Gerald Bruce (the "Employee") is made as of the date set forth below (the "Effective Date").

        WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

        WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

        NOW, THEREFORE, as an inducement for and in consideration of the Employee remaining in its employ, the Company agrees that the Employee shall receive the severance benefits set forth in this Agreement in the event the Employee's employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.1).

  Key Definitions.

        As used herein, the following terms shall have the following respective meanings:

        1.1   "Change in Control" means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

          (a)   the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or

          (b)   such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

          (c)   the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

          (d)   approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        1.2   "Change in Control Date" means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Employee's employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

        1.3   "Cause" means:

          (a)   the Employee's continued failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Employee gives written notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Employee from the Chief Executive Officer of the Company which specifically identifies the manner in which the Chief Executive Officer believes the Employee has not substantially performed the Employee's duties; or

          (b)   the Employee's willful engagement in illegal conduct or gross misconduct which is materially injurious to the Company.

        1.4   "Good Reason" means the occurrence, without the Employee's written consent, of any of the events or circumstances set forth in clauses (a) through (f) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Employee in respect thereof, such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Employee).

          (a)   the assignment to the Employee of duties which result in a material diminution of the Employee's position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the "Measurement Date");

          (b)   a material reduction in the Employee's annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

          (c)   the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a "Benefit Plan") in which the Employee participates or which is applicable to the Employee immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program or (ii) continue the Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants, than the basis existing immediately prior to the Measurement Date;

          (d)   a change by the Company in the location at which the Employee performs his principal duties for the Company to a new location that is more than 50 miles from the location at which the Employee performed his principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Employee travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

          (e)   the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 5.1; or

          (f)    any material breach by the Company of this Agreement with the Employee.

        The Employee's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

        1.5   "Disability" means the Employee's absence from the full-time performance of the Employee's duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative.

        1.6   "Code" means the Internal Revenue Code of 1986, as amended.

        2.     Term of Agreement.    This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the termination of the Employee's employment with the Company prior to the Change in Control Date, (c) the date 12 months after the Change in Control Date, if the Employee is still employed by the Company as of such later date, or (d) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Employee's employment with the Company terminates within 12 months following the Change in Control Date. "Term" shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2008; provided, however, that commencing on January 1, 2009 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Employee written notice that the Term will not be extended.

        3.     Employment Status; Termination Following Change in Control.

        3.1    Not an Employment Contract.    The Employee acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee and that this Agreement does not prevent the Employee from terminating employment at any time. If the Employee's employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Employee shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.2.

        3.2   Termination of Employment.

          (a)   If the Change in Control Date occurs during the Term, any termination of the Employee's employment by the Company or by the Employee within 12 months following the Change in Control Date (other than due to the death of the Employee) shall be communicated by a written notice to the other party hereto (the "Notice of Termination"), given in accordance with Section 6. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the "Date of Termination") shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Employee's death, or the date of the Employee's death, as the case may be.

          (b)   The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting any such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

          (c)   Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.

          (d)   Any Notice of Termination for Good Reason given by the Employee must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

        4.     Benefits to Employee.

        4.1    Stock Acceleration.    If the Change in Control Date occurs during the Term and the Employee's employment with the Company terminates within 12 months following the Change in Control Date, 100% of the then outstanding and unexercisable options to purchase shares of Common Stock of the Company held by the Employee shall become immediately exercisable in full.

        4.2    Compensation.    If the Change in Control Date occurs during the Term and the Employee's employment with the Company terminates within 12 months following the Change in Control Date, the Employee shall be entitled to the following benefits:

          (a)   Termination Without Cause or for Good Reason.    If the Employee's employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Employee for Good Reason within 12 months following the Change in Control Date, then, subject to Section 4.4 below, the Employee shall be entitled to the following benefits:

            (i)    the Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

              (1)   the sum of (A) the Employee's base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the "Accrued Obligations"); and

              (2)   the amount equal to (A) 2.0 multiplied by (B) the Employee's highest annual base salary during the two-year period prior to the Change in Control Date, the average of the Employee's last 2 annual bonus amounts received or the Employee's existing bonus target or the Employee's existing bonus guarantee whichever of the three (3) bonus scenarios is higher and any cost of living payments existing at the time of the Change in Control Date.

            (ii)   for 24 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Employee and the Employee's family at least equal to those which would have been provided to them if the Employee's employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Employee and his family, in effect generally at any time thereafter with respect to other peer executives of the Company; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Employee and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Employee and his family;

            (iii)  to the extent not previously paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive following the Employee's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

            (iv)  for purposes of determining eligibility (but not the time of commencement of benefits) of the Employee for retiree benefits to which the Employee is entitled, the Employee shall be considered to have remained employed by the Company until 24 months after the Date of Termination.

          (b)   Resignation without Good Reason; Termination for Death or Disability.    If the Employee voluntarily terminates his employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Employee's employment with the Company is terminated by reason of the Employee's death or Disability within 12 months following the Change in Control Date, then the Company shall (i) pay the Employee (or his estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Employee the Other Benefits.

          (c)   Termination for Cause.    If the Company terminates the Employee's employment with the Company for Cause within 12 months following the Change in Control Date, then the Company shall (i) pay the Employee, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Employee's annual base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Employee, in each case to the extent not previously paid, and (ii) timely pay or provide to the Employee the Other Benefits.

        4.3    Mitigation.    The Employee shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.2(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise.

        4.4    Section 409A of the Code.    To the extent that any amount to be paid or provided to Employee in connection with a separation from service pursuant to this Agreement is subject to Section 409A of the Code and at the time of the separation from service the Employee is considered a specified employee within the meaning of Section 409A of the Code, then such payment shall not be made until the date (the "Payment Date") that is 6 months and 1 day after such separation from service (the "Six Month Period"). All amounts which would have been paid during such Six Month Period will be paid in a lump sum on such Payment Date.

        5.     Successors.

        5.1    Successor to Company.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall constitute Good Reason if the Employee elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

        5.2    Successor to Employee.    This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee or his family hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee's estate.

        6.    Notice.    All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 125 Spring Street, Lexington, MA 02421-7801, Attention: Secretary, with a copy to Steven D. Singer, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, and to the Employee at the Employee's address indicated on the signature page of this Agreement (or to such other address as either the Company or the Employee may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

        7.     Miscellaneous.

        7.1    Employment by Subsidiary.    For purposes of this Agreement, the Employee's employment with the Company shall not be deemed to have terminated solely as a result of the Employee continuing to be employed by a wholly-owned subsidiary of the Company.

        7.2    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        7.3    Injunctive Relief.    The Company and the Employee agree that any breach of this Agreement by the Company is likely to cause the Employee substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employee shall have the right to specific performance and injunctive relief.

        7.4    Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

        7.5    Waivers.    No waiver by the Employee at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

        7.6    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

        7.7    Tax Withholding.    Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

        7.8    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. For the avoidance of doubt, this Agreement provides for the payment of benefits to the Employee, if any, solely in the event of a Change of Control in accordance with the terms of this Agreement. This Agreement does not provide for the payment of benefits to the Employee in the event of termination other than in connection with a Change of Control in accordance with the terms of this Agreement. Accordingly, in no event will the Employee be entitled to payments pursuant to both Section 4.2 of this Agreement and any other severance agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, made by any officer, employee or representative of the Company, including without limitation either (x) severance arrangements provided for in an offer letter of employment with the Company or (y) in that certain Executive Severance Benefit Plan dated March 20, 2006 (the "Severance Plan"), as such Severance Plan may be superceded, modified or amended by the Company.

        7.9    Amendments.    This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

        7.10    Employee's Acknowledgements.    The Employee acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Employee's own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Employee.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

NITROMED, INC.
By:	/s/ Argeris Karabelas
Title:	CEO & Chairman

GERALD BRUCE
/s/ Gerald Bruce Signature
Address:

Date: 4/26/06

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  Exhibit 10.24